Exhibit 99.1
HANSEN MEDICAL REPORTS 2008 THIRD QUARTER RESULTS
Company Achieves Record Quarterly Revenues, System Sales and Catheter Shipments
MOUNTAIN VIEW, Calif., October 23, 2008 — Hansen Medical, Inc. (Nasdaq: HNSN), the global leader in flexible robotics and the developer of robotic technology for accurate 3D control of catheter movement, today reported its business highlights and financial results for the third quarter ended September 30, 2008.
Recent Business Highlights for Third Quarter 2008
•	System Sales: The company recognized revenue on a single-quarter record of 14 SenseiTM Robotic Catheter Systems, which brings the total worldwide number of systems on which the company has recognized revenue (which the company refers to as its installed base) to 45, including 30 in the United States and 15 in Europe.

•	Catheter Sales: The company shipped and recognized revenue on 423 ArtisanTM Control Catheters, also a record for a single quarter.

•	Revenue Growth: The company generated revenues of $10.9 million, a 214% year-over-year increase and the highest quarterly result in the company’s history.

•	Clinical Case Utilization: Clinicians continue to embrace the company’s robotic technology. To date, well over 1,000 clinical cases have been performed using the Sensei system.

•	Additional Applications: Excellent recent progress made in investigating the use of the Sensei system outside of electrophysiology, including applications in vascular surgery and structural heart disease.

•	Financing Activities: During the third quarter, the company successfully completed a $25 million debt facility comprised of a $15 million equipment line of credit and a $10 million asset-backed revolver.
“The third quarter was our most successful commercial quarter to date and I am very pleased with our accomplishments,” said Frederic Moll, M.D., co-founder and chief executive officer of Hansen Medical. “During this record-breaking quarter, we achieved the highest quarterly level of revenues, system sales and catheter shipments in the history of our company. I continue to be impressed with the enthusiasm expressed for our technology by customers in a variety of different hospital settings. While we continue to build a strong position in the electrophysiology market, we also have exciting longer-term opportunities in applications for vascular surgery and structural heart disease, and I am pleased with recent progress made in expanding the utility of our platform,” concluded Dr. Moll.
2008 Third Quarter Financial Results
 Total revenue for the three months ended September 30, 2008 was $10.9 million, a 214% increase compared to revenue of $3.5 million in the same period in 2007. The company recognized revenue on 14 Sensei Robotic Systems, including nine systems configured with the CoHesionTM module, as well as on shipments of 423 Artisan control catheters.
Cost of goods sold for the three months ended September 30, 2008 was $6.6 million and included non-cash stock compensation expense of $168,000. Gross profit for the quarter was $4.2 million, yielding a gross margin of 38.9%. This compares to gross profit of $189,000 and gross margin of 5.5% for the same period in 2007, which included non-cash stock compensation expense of $153,000. During the most recent quarter, the company experienced an increase in the overhead applied to its inventory, primarily due to the company’s move into a new facility. This increase was fully realized once the preexisting inventory had been sold. Had the company experienced those higher inventory costs for the entire quarter, cost of goods sold and gross profit would have been negatively impacted by approximately $900,000. The company expects that cost of goods sold for the remainder of 2008 and 2009, both as a percentage of revenue and on a dollar basis, will continue to fluctuate from quarter to quarter as revenues change, manufacturing levels increase to utilize more of the existing capacity at our new facility and as the scale-up of contract manufacturing processes continue.
Research and development expenses for the three months ended September 30, 2008, including non-cash stock compensation expense of $668,000, were $7.2 million, compared to $4.5 million for the same period in 2007, which included non-cash stock compensation expense of $590,000. The increase in research and development expenses was primarily due to increased employee-related expenses due primarily to higher headcount, increased outside services, materials and overhead expenses, along with higher non-cash stock compensation expenses. The company anticipates research and development expenses will continue to increase moderately during the remainder of 2008 as the company continues development activities for the electrophysiology market and explores other future potential applications.

Selling, general and administrative expenses for the three months ended September 30, 2008, including non-cash stock compensation expense of $1.9 million, were $8.9 million, compared to $6.5 million for the same period in 2007, which included non-cash stock compensation expense of $1.8 million. The increase in selling, general and administrative expenses was primarily due to increased employee-related expenses related to higher headcount necessary to support continued growth, legal costs related to procuring and protecting the company’s intellectual property and increased non-cash stock compensation expenses. The company expects selling, general and administrative expenses to increase moderately during the remainder of this year as it continues to expand its sales and clinical support groups.
Other loss, net, for the three months ended September 30, 2008 was $28,000, compared to other income, net, of $801,000 for the same period in 2007. The change was primarily due to higher interest expense due to the company’s borrowings under its new equipment line of credit, in addition to lower interest income related to lower balances of average cash, cash equivalents and short-term investments.
Net loss for the three months ended September 30, 2008, including total non-cash stock compensation expense of $2.7 million, was $12.0 million, or $(0.48) per basic and diluted share, based on average basic and diluted shares outstanding of 25.1 million shares. Net loss for the third quarter of 2007, including non-cash stock compensation expense of $2.5 million, was $10.0 million, or $(0.46) per basic and diluted share, based on average basic and diluted shares outstanding of 21.6 million shares.
Cash, cash equivalents and short-term investments as of September 30, 2008 were $45.6 million, compared to $48.6 million as of December 31, 2007. The lower cash balance is due to the company’s operating expenses and $17.2 million in capital expenditures during the first nine months of 2008 primarily related to the build-out of the company’s new facility, partially offset by capital raised from financing activities during the year.

2008 Nine-Month Financial Results
 Total revenue for the nine months ended September 30, 2008 was $22.9 million, compared to $5.9 million for the same period last year. The company’s net loss for the nine-months ended September 30, 2008, including non-cash stock compensation expense of $7.6 million, was $38.5 million, or $(1.61) per basic and diluted share, based on an average basic and diluted shares outstanding of 23.9 million. This compares to a net loss of $26.5 million, or $(1.23) per basic and diluted share, based on an average basic and diluted shares outstanding of 21.5 million, for the same period last year, which included non-cash stock compensation expense of $6.0 million.
Hansen Medical Conference Call
 Company management will hold a conference call to discuss its 2008 third quarter results and provide a business update today, October 23, 2008 at 2:00 p.m. Pacific (5:00 p.m. Eastern). Investors are invited to listen to the call live via the Internet using the link available within the “Investor Relations” section of Hansen Medical’s website at www.hansenmedical.com. A replay of the webcast will be available approximately one hour after the completion of the live call. Additionally, participants can dial into the live conference call by calling 877-326-9969 or 303-205-0055. An audio replay will be available approximately one hour after the completion of the conference call through October 30, 2008, by calling 800-405-2236 or 303-590-3000, and entering passcode 11121112.
About Hansen Medical, Inc.
Hansen Medical Inc., based in Mountain View, Calif., develops products and technology using robotics for the accurate positioning, manipulation and control of catheters and catheter-based technologies. Its first product, the Sensei™ Robotic Catheter system, is a robotic navigation system that enables clinicians to place mapping catheters in hard-to-reach anatomical locations within the heart easily, accurately and with stability during complex cardiac arrhythmia procedures. The Sensei system is compatible with fluoroscopy, ultrasound, 3D surface map and patient electrocardiogram data and was cleared by the U.S. Food and Drug Administration (FDA) in May 2007 for manipulation and control of certain mapping catheters in Electrophysiology (EP) procedures. The safety and effectiveness of the Sensei system for use with cardiac ablation catheters in the treatment of cardiac arrhythmias, including atrial fibrillation (AF), have not been established. In the European Union, the Sensei system is cleared for use during EP procedures, such as guiding catheters in the treatment of AF. Additional information can be found at www.hansenmedical.com.

Forward-Looking Statements
 This press release contains forward-looking statements regarding, among other things, statements relating to expectations, goals, plans, objectives and future events. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Examples of such statements include statements about the company’s anticipated operational and financial results and expectations regarding new applications for the company’s products and technology. These statements are based on the current estimates and assumptions of our management as of the date of this press release and the conference call and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause actual results to differ materially from those indicated by forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, the risks and uncertainties inherent in our business, including potential safety and regulatory issues that could slow or suspend our sales; our ability to effectively sell, service and support our products; the rate of adoption of our systems and the rate of use of our catheters at customers that have purchased our systems; our ability to successfully scale our manufacturing capabilities; our reliance on third-party manufacturers and suppliers that could adversely affect our ability to manufacture products on a timely basis; the scope and validity of intellectual property rights applicable to our products; competition from other companies; and our ability to obtain additional financing to support our operations. These and other risks are described in greater detail under the heading “Risk Factors” contained in our periodic SEC filings, including our Quarterly Report on Form 10-Q filed with the SEC on August 5, 2008. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.
“Sensei”, “Artisan”, and “CoHesion” are trademarks of Hansen Medical, Inc., and “Hansen Medical”, “Hansen Medical and Heart Logo”, and “Hansen Medical Heart Logo” are registered trademarks of Hansen Medical, Inc. in the United States and other countries.
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Investor Contact:	News Media Contact:
Steven Van Dick	Amy Cook
650.404.5800	925.552.7893
steve_vandick@hansenmedical.com	amy_cook@hansenmedical.com

Kathy Waller
Financial Relations Board
312.640.6696
kwaller@frbir.com
—Financial Tables to Follow—

Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues	$10,864	$3,455	$22,921	$5,889
Cost of goods sold	6,643	3,266	16,315	4,919

Gross profit	4,221	189	6,606	970

Operating expenses:
Research and development	7,249	4,463	18,763	13,886
Selling, general and administrative	8,931	6,538	27,015	16,241

Total operating expenses	16,180	11,001	45,778	30,127

Loss from operations	(11,959)	(10,812)	(39,172)	(29,157)
Other income, net	(28)	801	647	2,636

Net loss	$(11,987)	$(10,011)	$(38,525)	$(26,521)

Basic and diluted net loss per share	$(0.48)	$(0.46)	$(1.61)	$(1.23)

Shares used to compute basic and diluted net loss per share	25,063	21,629	23,909	21,542

Condensed Consolidated Balance Sheets (unaudited)
(in thousands)

	September 30,	December 31,
	2008	2007
Assets
Cash, cash equivalents and short-term investments	$45,568	$48,552
Accounts receivable	10,893	4,003
Inventories, net	5,093	2,982
Prepaids and other current assets	2,083	1,397
Property and equipment, net	18,564	2,672
Other assets	279	295

Total assets	$82,480	$59,901

Liabilities and Stockholders’ Equity
Liabilities
Accounts payable	$4,080	$2,956
Deferred revenues	700	368
Debt	12,476	3,309
Other liabilities	6,687	4,204

Total liabilities	23,943	10,837

Stockholders’ equity	58,537	49,064

Total Liabilities and Stockholders’ Equity	$82,480	$59,901

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